EXHIBIT 10.4E

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Release" or “Agreement”) is made and entered into by and between MB Financial Bank N.A. (the "Company") and Larry J. Kallembach (the "Employee").

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Separation of Employment. Effective the close of business on October 24, 2014 (the “Separation Date”), the Employee and the Company agree that the Employee’s employment with the Company permanently ended for the business reasons previously reviewed with Employee. The Employee agrees that Employee will not hereinafter seek reinstatement, recall or re-employment with the Company and the Employee acknowledges that the Company is not obligated to process an employment application submitted by Employee in the future.

2.Final Pay and Employee Benefits. Regardless of whether Employee signs this Release, on or before the next regular pay date following the Separation Date, the Company will pay Employee his/her wages or salary earned through the Separation Date and Employee’s earned but unused vacation hours, if any, less all legally required withholdings. Employee shall be entitled to receive Employee’s account balance, if any, under the Company’s 401(k) Profit Sharing Plan in accordance with the terms of such Plan.

3.Equity Grants. Employee’s separation from employment is an “involuntary termination without Cause” for purposes of Employee’s outstanding equity grants. The vesting, exercise and payment terms for such outstanding equity grants shall be determined in accordance with the terms of the applicable grant agreements; provided that the Employee’s Incentive Stock Option awards with grant dates of August 29, 2012 and August 29, 2013 shall vest in full on the Separation Date and remain exercisable for one year after the Separation Date.

4.Separation Payments and Benefits. As consideration for the Employee to enter, comply with and not revoke this Release and to assist the Employee in their transition to alternate employment, the Company shall provide the Employee the following separation payments and benefits:

(a)As a “Separation Payment” to assist the Employee in his/her transition to alternate employment, the Company shall pay the Employee the sum of $808,893.00 on the first regular payroll date occurring after the Separation Date, after the expiration of the seven (7) day revocation period described in Paragraph 13 below and after Employee has signed this Release. This payment represents two (2) years of Employee’s regular base pay of $263,000 (a total of $526,000.00) and two (2) years of Employee’s average annual bonus ($141,446.50) (a total of $282,893.00). All payments made hereunder shall be subject to all applicable withholding and other employment taxes. Employee agrees that he is solely responsible for all income and other taxes associated with the Separation Payment.

(b)One-fourth (¼) of the Separation Payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and as described in Paragraph 4 hereof, and the Employee agrees that such consideration is in addition to anything of value to which Employee is already entitled. The remainder of the separation payment shall be in consideration of both the release of all other claims described below in Paragraph 5, the promise not to file a lawsuit in Paragraph 6, and the Protective Agreement described in Paragraph 8.

(c)No other sums (contingent or otherwise) shall be paid to the Employee with respect of his/her employment by the Company. Employee further acknowledges that by entering into this Release, Employee is receiving more money, compensation and benefits than Employee would otherwise be entitled to receive from the Company.

(d)Provided the Employee makes a timely COBRA election and subject to the restrictions described herein, the Company shall continue to provide the Employee and his dependents with medical, dental, or other health benefits (subject to the terms and conditions set forth in such benefit programs) at the same premium cost to the Employee and at the same coverage level as in effect as of the Employee’s Separation Date until the second anniversary of the Separation Date, without regard to the federal income tax consequences of that continuation. The benefits provided under this subsection (d) will be discontinued prior to the end of the second anniversary of the Separation Date if the Employee receives substantially similar benefits in the aggregate from a subsequent employer. Additionally, the period of continued medical, dental and other health benefits will count towards any COBRA continuation coverage period that may apply to the Employee. The Company or its designee will provide the Employee with a document that describes the Employee’s right to elect COBRA coverage and his rights and obligations under the COBRA laws.

(e)    To further assist in the transition to alternate employment, the Employee will be eligible to receive outplacement services at an outplacement company and level of outplacement services to be determined by the Company, provided that the Employee begins to use such services within six (6) months of the Separation Date and otherwise complies with this Agreement and the Company's applicable outplacement contract.

5.    General Release. As a material inducement to the Company to enter into this Agreement and in consideration of the payments to be made by the Company to the Employee in Paragraph 3 above, the Employee, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges MB Financial, Inc., the Company, and each of their subsidiaries, affiliates and related entities of any kind, each of their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Released Parties") from any and all claims, actions, causes of action, grievances, suits, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Older Workers’ Benefit Protection Act; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of Employee’s employment with the Company, or involving any continuing effects of Employee’s employment with the Company or the separation of Employee’s employment with the Company. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois. Employee further waives any right to any form of recovery, compensation or other remedy in any action brought by him or on his behalf.

6.    Covenant Not to File a Lawsuit. Employee promises and covenants that Employee will not file any lawsuit against the Released Parties based upon any claim covered under the foregoing release, except that Employee is not prohibited from bringing any claim under the Age Discrimination in Employment Act, as amended, wherein Employee seeks to challenge whether he knowingly and voluntarily entered into this Settlement Agreement and General Release. Additionally, nothing in this Agreement prohibits Employee from filing a complaint or charge with any government agency responsible for enforcing discrimination laws or from cooperating with any such agency’s investigation. Employee further waives any right to any form of recovery, compensation or other remedy in any action brought by him, on his behalf, or relating to his employment.

7.    Indemnification.  The Employee will fully indemnify the Released Parties and hold them harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities arising out of any breach of this Release by Employee, the fact that any representation made herein by Employee was false when made, or the Company’s successful enforcement of this Release against Employee, except that this Paragraph shall not apply to a lawsuit challenging the validity of this Release under the Age Discrimination in Employment Act, as amended.

8.    Confidential Information; Protective Covenants Agreement.

(a)The Employee agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "Confidential Information" of the Company acquired by the Employee during his relationship with the Company. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, customer, broker, supplier or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Company; (c) any information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral or electronic, which pertains to the Company's business activities, or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in the Employee's possession prior to the date of his original employment with the Company and its predecessors, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company. In addition, the Employee acknowledges that he and the Company are parties to a Protective Covenants Agreement, that Employee has certain obligations thereunder including obligations relating to confidentiality, non-solicitation of customers, non-solicitation of employees, and non-disparagement, and that such agreement and Employee’s obligations thereunder remain in full force and effect as if set forth fully herein.

(b)It is agreed that breach of Paragraph 8(a) will result in irreparable harm and continuing damages to the Company and it’s business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event (including under the Protective Covenants Agreement), any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and, enjoining and restricting the breach, or threatened breach, of this Paragraph 8(a), including, but not limited to, any injunction restraining the breaching party from disclosing, using or otherwise misappropriating in whole or part, any Confidential Information. The Employee will pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing this Paragraph 7(a).

9.    Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

10.    Waiver. A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

11.    Medicare and Social Security. Employee represents that Employee has never been enrolled in Medicare Part A or Part B, or applied for such benefits. Further, Employee represents that Employee has no claim for Social Security Disability benefits nor is Employee appealing or re-filing for Social Security Disability benefits. Employee further represents that Employee did not incur any physical injuries or receive medical care arising from or related to any of the claims released by this Agreement. Employee also warrants and represents that Medicare has not made any payments to or on behalf of Employee, nor has Employee made any claims to Medicare for payments of any medical bills, invoices, fees or costs, related to any of the claims released by this Agreement. Employee agrees to indemnify and hold the Company and the Released Parties harmless from any claims by Medicare with respect to the Settlement Payment and from any penalties levied by Medicare based upon any failure to report or late reporting of the settlement payment to Medicare caused by misrepresentations made by Employee in this Paragraph. Employee agrees to hold harmless the Company and the Released Parties for any loss of Medicare benefits or Social Security benefits (including Social Security Disability) that Employee may sustain as a result of this Agreement.

12.    Confidentiality of Agreement. The Employee agrees that Employee will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than Employee’s attorney, accountant, tax advisor, or immediate family or as is necessary in response to lawful process of any judicial, adjudicative or administrative authority or otherwise allowed by law. The employee acknowledges and agrees that violation of this Paragraph prior to payment of any separation pay will render the Employee ineligible for any separation payment and violation of this Paragraph at any time may also result in irreparable harm and damages to the Company.

13. Employee’s Understanding of Agreement. The Employee represents and certifies that he has carefully read the entire Release and acknowledges that it is written in a manner calculated for Employee to understand. Employee further acknowledges that Employee fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion.

14.    Time to Consider Agreement and Right to Consult Attorney. Employee acknowledges that: (i) the Company advised Employee of Employee’s right to consult with an attorney prior to executing this Release and further advised Employee that Employee had forty-five (45) days within which to consider this Release, sign it and return it to the Company; (ii) the has seven (7) days from the date this Release is executed in which to revoke Employee’s acceptance of this Release and this Release will not be effective or enforceable until such seven (7) day period has expired and (iii) he received with this Release the attached Exhibit A containing information regarding employees in your department whose employment will end due to this group termination.

15.    Complete Agreement. This Release sets forth the entire agreement between the parties, and except as expressly set forth herein, fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from the Employee's employment with the Company or the separation of the Employee's employment with the Company.

16.    Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, the Employee agrees to make himself/herself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. This is a material term of this Release.

17.    Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.

18.    Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19.    Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of DuPage, Illinois.

20.    Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AS AMENDED, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Employee and the Company have voluntarily signed this Separation Agreement and General Release consisting of seven (7) pages on the date set forth above.

MB Financial Bank, N.A.	Employee

/s/Kathryn Drinan	/s/Larry Kallembach
Kathryn Drinan, PHR	Larry Kallembach
VP, Human Resources

10/28/2014	10/24/2014
Date	Date

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